EXHIBIT 10.12(b)

Advanced Medical Optics, Inc.

NONQUALIFIED STOCK OPTION GRANT

TERMS AND CONDITIONS

As of April 2007

1. Definitions. Capitalized terms used in this Grant but not otherwise defined shall have the same meanings as in the 2004 Stock Incentive Plan, as amended (the “Plan”).

2. The Option. You may, at your discretion and on the terms and conditions set forth herein, purchase all or any part of an aggregate of the shares of Common Stock at the price per share set forth in the Grant Summary (the “Summary”).

3. Terms of Exercise.

(a) Subject to the provisions of Sections 4, 5, 6, and 7 below, as applicable, the Option shall vest and be exercisable at the option exercise price per share (the “Option Price” or “Exercise Price”) and as to the specified number of shares (the “Vesting Amount”) on and after the dates set forth under Vesting Schedule and on or before the “Expiration Date” as set forth in the Summary. You have no right to exercise the Option with respect to any installment until such installment vests as provided in the Summary. The Option granted hereunder shall expire and be no longer exercisable as provided in the Plan and this Grant.

(b) The Option may be exercised as to all or any portion of the “Options Granted” covered by an installment of the Option that has vested and that has not yet expired and become unexercisable as provided in the Plan or this Grant (“Vested Installment”). Vested Installments may be exercised, in whole or in part, by giving notice of exercise to AMO’s stock plan administrator, which notice shall specify the number of Options Granted to be purchased and shall be accompanied by payment in full of the purchase price in cash or: (i) in whole or in part, through the delivery of shares of Common Stock duly endorsed for transfer to AMO with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; provided, however, that if such shares of Common Stock were issued to you directly from AMO, such shares must have been owned by you for at least six months; or (ii) through a combination of cash and the consideration provided in the foregoing subparagraph (i). Payment of cash may be by personal check, cashier’s check or money market draft on your own account payable to the order of AMO or such other means as the Committee (or with respect to an Option granted to an Independent Director, the Board) shall determine. An exercise is effective only upon receipt of both the written notice and the payment in full of the purchase price.

4. Change in Control. Notwithstanding anything to the contrary in this Grant, in the event of a Change in Control the Option shall, as of the date of such Change in Control, immediately become vested and exercisable with respect to the full number of Options Granted.

5. Termination of Employment. This Section 5 shall apply solely to Options granted to Employees.

(a) Except as otherwise provided in a written agreement between you and the Company, in the event of termination of your employment with the Company for Cause, the Option shall become unexercisable as of the date of such termination and you shall thereafter have no further rights to purchase any of the Optioned Shares.

(b) Except as otherwise provided in a written agreement between you and the Company, in the event of your termination of employment with the Company and its subsidiaries for:

(i) Any reason other than for Cause, death, Total Disability, Normal Retirement, or Job Elimination, the Options shall become unexercisable as of the earlier of (A) the date the Vested Installments expire in accordance with the provisions of Section 3(a) above or (B) three calendar months after the date of termination.

(ii) Death or Total Disability, the Option shall vest in its entirety as of your last date of employment and shall expire and become unexercisable one calendar year after the date of your termination.

(iii) Normal Retirement, the Option shall expire and become unexercisable as of the earlier of (A) the date the Vested Installments expire in accordance with the provisions at Section 3(a) above or (B) three calendar years after the date of termination.

(iv) Job Elimination, the Option shall vest in its entirety as of your last date of employment and shall expire and become unexercisable as of the earlier of (A) the date the Vested Installments expire in accordance with the provisions at Section 3(a) above or (B) three calendar months after the date of termination. Notwithstanding the foregoing, if you meet the requirements for Normal Retirement at the time your employment is terminated for Job Elimination, your Option shall become vested as of the last date of employment, and your Option shall expire and become unexercisable as of the earlier to occur of (Y) the date the Option expires in accordance with the provisions of Section 3(a) above or (Z)

three calendar years after the date of termination. In order to receive the accelerated vesting set forth in this section (iv), you must sign and deliver to AMO a release and waiver with respect to any and all claims relating to your employment with or termination from the Company in a form acceptable to AMO.

(c) In the event your employment terminates for Normal Retirement or for any reason other than for Cause, death, Total Disability or Job Elimination, the Option shall be exercisable by you (or your successor in interest in the event of your death after your employment terminates) following your termination of employment only to the extent that installments thereof had become exercisable on or prior to the date of such termination and had not expired and become unexercisable on or prior to such date.

(d) In the event that you are prohibited from exercising the Option within the otherwise specified time period following termination of employment due to a delay with respect to the administration of the Plan, the circumstances of which are beyond your control, the period of time to exercise the Option shall be extended and be deemed to begin on the date you are permitted to exercise the Option. In the event that you are unable to exercise your Option after your termination of employment because AMO has blocked all trading of Options by all optionees for administrative or legal purposes, the days covered by the block will not count toward your exercise period.

6. Term of Options Granted to Independent Directors. This Section 6 shall apply solely to Options granted to Independent Directors.

(a) Except as otherwise provided in a written agreement between you and the Company, no Option granted to an Independent Director may be exercised to any extent by anyone after the first to occur of the following events:

(i) The expiration of one calendar year from the date of the Independent Director’s termination of directorship by reason of his or her death or Total Disability;

(ii) The expiration of three calendar months from the date of the Independent Director’s termination of directorship for any reason other than such Independent Director’s death or his or her Total Disability, unless the Independent Director dies within said three calendar month period, in which case the Option shall expire one year from the date of the Independent Director’s death; or

(iii) The expiration of 10 years from the date the Option was granted.

(b) In the event your service as a Director terminates, the Option shall be exercisable by you (or your successor in interest in the event of your death after your service terminates) following your termination of service only to the extent that installments thereof had become exercisable on or prior to the date of such termination and had not expired and become unexercisable on or prior to such date.

7. Term of Options Granted to Consultants. This Section 7 shall apply solely to Options granted to Consultants.

(a) Except as otherwise provided in a written agreement between you and the Company, no Option granted to a Consultant may be exercised to any extent by anyone after the first to occur of the following events:

(i) The expiration of one calendar year from the date of the Consultant’s termination of consultancy by reason of his or her death or Total Disability;

(ii) The expiration of three calendar months from the date of the Consultant’s termination of consultancy for any reason other than such Consultant’s death or his or her Total Disability, unless the Consultant dies within said three calendar month period, in which case the Option shall expire one calendar year from the date of the Consultant’s death; or

(iii) The expiration of 10 years from the date the Option was granted.

(b) In the event your service as a Consultant terminates, the Option shall be exercisable by you (or your successor in interest in the event of your death after your service terminates) following your termination of service only to the extent that installments thereof had become exercisable on or prior to the date of such termination and had not expired and become unexercisable on or prior to such date.

8. Definitions. As used herein, “calendar month” means 30 days, and “calendar year” means 365 days.

9. Grant Subject to Plan. The grant of the Option evidenced hereby is made pursuant to all of the provisions of the Plan, and this Grant is intended, and shall be interpreted in a manner to comply therewith. Any provision of this Grant which is inconsistent with Plan shall be superseded by and governed by the Plan.

10. Disputes and Disagreements. Any dispute or disagreement which may arise under or as a result of or pursuant to this Grant shall be determined by the Committee in its sole discretion, and any interpretation by the Committee (or with respect to an Option granted to an Independent Director, the Board in its sole discretion) of the terms of this Grant shall be final, binding and conclusive.

11. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be sufficient in all respects only if delivered in person or sent via certified mail or overnight delivery service such as Federal Express, postage prepaid, addressed as follows:

If to the Company:	1700 East St. Andrew Place
Santa Ana, California 92705
Attention: General Counsel

If to you:	To your address as last set forth
in the Company’s employment records.